Exhibit 99.1

Enzolytics-News 4-16-2020

Plano, TX., April 16, 2020 /-- Enzolytics- (OTC Pink Sheet-ENZC) is pleased to update shareholders on the current corporate initiatives. The company has retained SEC counsel for the purpose of updating all corporate information, financials and to bring the company current from a public company perspective and allow the achievement of the company objectives.

The immediate goals include:

•Regain Current Status with OTC Markets

•Open operation in the Dallas, Tx area where the company has relocated

•Identify a CMO, Contract Manufacturing Organization, to produce the validation batch for Immunotech Laboratories BG-Europe.

•Assist Immunotech Laboratories BG-Europe in the registration of ImmunH as an Immunomodulator for HIV treatment.

•Further our development in North America of our Flagship HIV immune treatment compound IPF

As it relates to the CMO and production of the initial validation batch of our lead product ITV-1, which will be marketed in Europe as ImmunH through our partner, Immunotech Laboratories BG-Europe. This is for the treatment of HIV/Aids, and the validation batch production is for the purpose of Phase IV, as required by the regulatory agencies as part of the mass use permitting process. Upon a successful validation batch, the intention is for full commercialization in Eastern Europe initially, then expansion to additional markets. Enzolytics owns 49% of Immunotech Laboratories BG-Europe.

The company has made updates to its corporate website , www.enzolytics.com, and will continue to do so to provide further information to our shareholders.

About ENZOLYTICS;

Enzolytics, Inc. is a drug development company committed to the commercialization of its proprietary proteins for the treatment of HIV/AIDS. Enzolytics is committed to the betterment of health for all mankind and exploring/developing additional applications of its novel immunotherapy compounds to that end.

Enzolytics flagship compound ITV-1 (Immune Therapeutic Vaccine-1) is a suspension of Inactivated Pepsin Fraction (IPF), which studies have shown is effective in the treatment of HIV/AIDS. IPF is the active drug substance of ITV-1 and is a purified extract of porcine pepsin. ITV-1 has been shown to modulate the immune system.

Safe Harbor Statement: This news release contains forward-looking statements that involve risks and uncertainties associated with financial projections, budgets, milestone timelines, clinical development, regulatory approvals, and other risks described by Enzolytics, Inc. from time to time in its periodic reports filed with the SEC. IPF is not approved by the US Food and Drug Administration or by any comparable regulatory agencies elsewhere in the world.

While Enzolytics believes that the forward-looking statements and underlying assumptions contained therein are reasonable, any of the assumptions could be inaccurate, including, but not limited to, the ability of Enzolytics to establish the efficacy of IPF in the treatment of any disease or health condition, the development of studies and strategies leading to commercialization of IPF in the United States, the obtaining of funding required to carry out the development plan, the completion of studies and tests on time or at all, and the successful outcome of such studies or tests.

Therefore, there can be no assurance that the forward-looking statements included in this release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, Immunotech or any other person that the objectives and plans of Enzolytics will be achieved should not regard the forward-looking statements as a representation.

IR Contact:

Enzolytics, Inc.

Phone: (972) 292-9414

Fax: (972)-292-9414